Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-158448) of Daybreak Oil and Gas, Inc. of our report dated May 29, 2014 related to the financial statements of  Daybreak Oil and Gas, Inc. as of and for the years ended February 28, 2014 and 2013.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 29, 2014